Exhibit 10.40

U.S. Headquarters 4721 Emperor Blvd., Suite 200 Durham, North Carolina 27703

August 1, 2011

PRIVATE AND CONFIDENTIAL

Paul Garofolo
317 Bolton Grant Drive
Cary, NC 27519

RE: Terms of Employment

Dear Paul:

Further to our discussions, this letter (the “Letter”) describes the terms and conditions of your change in role and title and once signed will serve as an addendum to the employment agreement between you and Patheon Pharmaceuticals Services Inc., dated May 12, 2008, as amended on November 26, 2008 (the “Employment Agreement”). Any defined terms used in this Letter that are not defined herein have the definition ascribed to them in the Employment Agreement.

In your new role as Executive Vice President, PDS Global Business Operations & Chief Technology Officer, effective as of August 1, 2011, your responsibilities will continue to the extent set forth in the Position Description attached hereto as Schedule A and incorporated herein by reference. You will have such authority and duties as are commensurate with such position and you will report to the President, Global Pharmaceutical Development Services with respect to your PDS Global Business Operations role and to the Chief Executive Officer of Patheon with respect to your duties as Chief Technology Officer. You will continue to serve on Patheon's Executive Committee.

Except as expressly modified by this Letter, all terms and conditions of the Employment Agreement, including without limitation, the terms of your compensation and your confidentiality undertaking, will remain in full force and effect.

By executing this letter, you confirm your decision to accept this modification to your role and you agree that your employment will be governed by the Employment Agreement, as amended by this Letter.

Very truly yours,

/s/ James C. Mullen                    /s/ Mark Kontny
James C. Mullen                    Mark Kontny
Chief Executive Officer                 President, Global PDS & CSO

Read, understood, consented, and agreed as of this 16 day of August, 2011:

SIGNED, SEALED AND DELIVERED    )
in the presence of            )
)
/s/ Rebecca Holland New            )         /s/Paul Garofolo
Name of Witness: Rebecca Holland New     )         Paul Garofolo

Schedule A

Position Description

Executive Vice President, PDS Global Business Operations:

•	Leads and oversees the execution of the PDS Quotes processes globally to ensure timely and accurate delivery of quotes to new and existing clients.

•
Responsible for establishing and managing the financial reporting and analytical functions related to PDS operations, as well as the establishment and ongoing oversight of the key performance measures used to run a successful PDS operation.

•
Provides strategic direction and implementation for a PDS Business Processes Office that will support the needs of the global PDS business.  Oversees the management of global PDS business process improvement initiatives program.

•
Responsible for the PDS Program Management Office (PMO) which oversees the delivery of all PDS projects throughout the PDS network, as well as ensures that all projects are consistently governed and delivered using the same methodology and tools.

•	Responsible for the management and oversight of the PDS Project Management function including the project managers themselves throughout the various PDS locations, ensuring their usage and adherence to the PMO processes and functions listed in the above responsibility.

Chief Technology Officer:

•	Leads and oversees global engineering function.

•	Manages the global capital expenditure budget and coordinates with line operations regarding key engineering decisions relating to client business opportunities

•	Leads and oversees the global IT function.

•	Executes the IT master strategy to allow for a common platform for data collection, reporting, and information sharing throughout the Patheon organization.

•	Develops leadership skills and succession strategies of staff within engineering and IT organizations.